Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 11, 2016 (“Effective Date”), by and between EBF TILDEN AVENUE, LLC, a Delaware limited liability company (“Purchaser”), and 2520 TILDEN FEE, LLC, a Delaware limited liability company (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth in Article I below.

Witnesseth:

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 3.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Assignment and Assumption” shall have the meaning set forth in Section 6.01(a)(iii)(D).

“Assignment of Warranties” has the meaning set forth in Section 6.01(a)(iii)(B).

“Bill of Sale” has the meaning set forth in Section 6.01(a)(iii)(C).

“Business Day” means a day on which banks located in New York, New York are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 4.01.

“Closing Date” means the date specified as the closing date in Section 4.01.

“Deed” means that certain special or limited warranty deed, as agreed to by Seller and Purchaser, whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Property owned by Seller, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances, in the form attached hereto as Exhibit I.

“Earnest Money Deposit” has the meaning set forth in Section 2.02(b) and shall include any interest earned.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Insurance” has the meaning set forth in Section 3.04.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials law.

“Environmental Proof of Insurance” has the meaning set forth in Section 6.01(i).

“Environmental Report” has the meaning set forth in Section 3.04.

“Existing Lease” means a lease in effect on the date hereof encumbering the Property pursuant to which Tenant is the tenant and Seller is the landlord. Seller represents to Purchaser that the Existing Lease is described on Exhibit F.

“Extension Fee” has the meaning set forth in Section 4.01.

“Facilities” means the general description of the improvements and uses for the Real Property described on Exhibit E attached hereto and uses incidental thereto.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes: (a) oil, petroleum products (including any and all constituents and additives), flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, “regulated substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; and (v) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any property adjoining the Property.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Initial Documents” has the meaning set forth in Section 3.02.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 3.09.

“Inspections” has the meaning set forth in Section 3.09(a).

“Lease Proof of Insurance” has the meaning set forth in Section 3.08(b).

“Legal Requirements” has the meaning set forth in Section 5.01(a)(v)(A).

“Letter of Intent” means that certain Letter of Intent dated October 26, 2016 between Purchaser and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, causes of action, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature actually incurred (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 6.01(a)(iii).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 6.01(a)(viii).

“Notices” has the meaning set forth in Section 8.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website https://www.treasury.gov/ofac/downloads/sdnlist.pdf.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms, the use, storage or release of which does not constitute a violation of or require remediation under any Hazardous Materials Laws and is customarily employed in the ordinary course of business of, or associated with, similar businesses located in the state or states in which the Property is located.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, assessments, supplemental taxes, water and sewer charges, not delinquent; (b) those recorded easements, restrictions, liens and encumbrances as of the date hereof set forth as exceptions in the Title Commitment and approved in writing by Purchaser in its sole discretion in connection with this Agreement; (c) all other title matters affecting the Property created by or with the written consent of Purchaser; and (c) the Existing Lease.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Property” has the meaning set forth in Section 2.01.

“Property Condition Report” has the meaning set forth in Section 3.06.

“Purchase Price” means the amount specified in Section 2.02.

“Purchaser Event of Default” has the meaning set forth in Section 7.04.

“Questionnaire” means that certain Questionnaire in the form attached hereto as Exhibit D.

“Real Property” has the meaning set forth in Section 2.01.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Seller Documents” has the meaning set forth in Section 3.02.

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller and any Affiliate of Seller.

“Seller Event of Default” has the meaning set forth in Section 7.01.

“Survey” has the meaning set forth in Section 3.03.

“Tenant” means Highland Park Community Services, which Seller represents to Purchaser is not an Affiliate of Seller and is an entity separate and distinct from Seller.

“Tenant Estoppel Certificate” has the meaning assigned to such term in Section 3.08.

“Title Commitment” has the meaning set forth in Section 3.01(a).

“Title Company” means Chicago Title Comany (Attention: ____________) or an alternative title insurance company or agency selected by Purchaser.

“Title Objection” has the meaning set forth in Section 3.01(d)(i)

“Title Policy” has the meaning set forth in Section 3.01(a).

“Transaction” has the meaning set forth in Section 2.01.

“Transaction Costs” means all out-of-pocket costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including, but not limited to (a) the procurement, or if the same is provided by Seller, the update, of any Property Condition Report, Environmental Report, Survey, Title Commitment and Title Policy, (b) the Valuation and (c) all real estate transfer taxes, documentary stamp taxes, intangible taxes, and privilege taxes (but excluding any taxes imposed on the gross income of a party), and all escrow, closing, transfer and recording fees.

“Transaction Documents” means this Agreement, the Existing Lease, the Memorandum of Lease, the Deed, the Bill of Sale, the Lease Proof of Insurance, the Environmental Proof of Insurance, if any, the Non-Foreign Seller Certificate, the Assignment of Warranties, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valuation” has the meaning set forth in Section 3.05.

“Zoning Evidence” has the meaning set forth in Section 3.07.

ARTICLE II

purchase of PROPERTY

Section 2.01         Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to:

(a)          the parcel or parcels of real property, as more particularly described on Exhibit A attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”), it being understood that Seller represents to Purchaser that Exhibit A sets forth the Real Property owned by Seller which is to be acquired by Purchaser;

(b)          all fixtures chattels, equipment and articles of personal property owned by Seller affixed thereto;

(c)          all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control;

(d)          all mineral, oil and gas rights, water rights, sewer rights, easements, tenements, hereditaments, privileges, appurtenances, rights of way, appendages, sidewalks, alleys, gores or strips of land adjoining or appurtenant and other utility rights allocated to the Real Property, only to the extent Seller has an interest in any such rights;

(e)          all leases and rental agreements relating to the Real Property or any portion thereof, including without limitation, all rent, prepaid rent (subject to proration pursuant to Section 2.04), security deposits and other payments and deposits; and

(f)          all warranties, guarantees, permits, appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to a Real Property (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, a “Property”).

Section 2.02         Purchase Price. (a)          The aggregate purchase price to be paid by Purchaser to Seller for the Property is Thirty One Million and 00/100 Dollars ($31,000,000.00) (the “Purchase Price”). The Purchase Price, as adjusted pursuant to requirements of this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing. Any Earnest Money Deposit shall be credited against the Purchase Price at Closing.

(b)          The Purchase Price will be paid as follows: On or before the date which is three (3) Business Days following the Effective Date, Purchaser shall deposit in escrow with Title Company by wire transfer of immediately available funds the amount of One Million Five Hundred Fifty Thousand and No/100 Dollars ($1,550,000.00) (the “Earnest Money Deposit”) to be held in accordance with this Agreement. The date such Earnest Money Deposit is made is hereinafter referred to as the “Deposit Date.” The Earnest Money Deposit shall be held in an interest bearing account, and all interest thereon shall be deemed a part of the Earnest Money Deposit. At Closing, Purchaser shall cause the Title Company to deliver the Earnest Money Deposit to Seller. The Earnest Money Deposit shall be credited in partial payment of the Purchase Price. Subject to the terms and conditions of this Agreement, the Earnest Money Deposit shall be non-refundable. In the event Purchaser elects to cancel and terminate this Agreement only as permitted under this Agreement, the Earnest Money Deposit will be returned to Purchaser. Purchaser’s failure to pay the Earnest Money Deposit on the third (3rd) Business Day after the Effective Date shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately and thereafter neither party shall have any further rights or obligations hereunder to the other except that Purchaser will return to Seller all of Seller Documents (as defined herein), and Purchaser will continue to be liable for those obligations that expressly survive the cancellation or termination of this Agreement.

Section 2.03         Lease of Property. The Property is subject to the Existing Lease, the landlord’s interest in which will be assigned to Purchaser at Closing.

Section 2.04         Prorations. Insurance, taxes, special assessments, utilities or any other costs related to the Property shall be prorated between Seller and Purchaser at Closing only if and to the extent such costs are not borne by Tenant pursuant to the Existing Lease (subject to Section 6.01(h)). Any such costs that are not borne by Tenant pursuant to the Existing Lease shall be prorated as of the Closing. All rents pursuant to the Existing Lease shall be prorated as of the Closing Date. For all periods prior to the actual date of Closing, Seller represents to Purchaser that such Seller has paid (or will pay, to the extent payment is not yet due) all state and local income, franchise, and other taxes (and any applicable interest or penalties) imposed upon, or payable by, Seller in the state where the Property is located. Seller shall be responsible for delivering to the Title Company such affidavits as may be required by the Title Company to insure title to the Property free and clear of any and all such taxes.

Section 2.05         Transaction Costs. Seller and Purchaser shall be responsible for the payment of Transaction Costs incurred by Seller and Purchaser in connection with the Transaction as follows:

(a)          Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers, unless Seller requests in writing that Purchaser cause any such documents to be provided, in which event, Seller shall pay Purchaser’s attorney’s fees and costs for the production of same, such fees to be paid to Purchaser at Closing;

(b)          Seller shall pay for all costs of any broker retained by Seller or Purchaser;

(c)          Seller shall pay for all the fees and costs for title escrow charges;

(d)          Purchaser shall pay for the cost of the Survey, Zoning Evidence, Valuation, Property Condition Report and Environmental Report;

(e)          Purchaser shall pay for all title costs, including the cost of all title searches, title commitments, and Title Policy (and endorsements thereto) to be obtained by Purchaser, and the cost of any lenders’ title policies, if any, and endorsements thereto;

(f)          Seller shall pay all recording costs, including, without limitation, the cost of releasing all Liens, leasehold taxes, Bulk Sales Tax, and transfer taxes; and

(g)          Any and all other Transaction Costs shall be prorated and paid in accordance with custom in the county in which the Property is located.

The provisions of this Section 2.05 shall survive Closing or termination or expiration of this Agreement for any reason.

Section 2.06         Intentionally Omitted.

ARTICLE III

DUE DILIGENCE

Section 3.01         Title Insurance.

(a)          Title Commitment and Title Policy. Within five (5) Business Days of the Effective Date, Purchaser shall order an owner’s title insurance commitment (the “Title Commitment”) with respect to the Property issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policy, together with any endorsements, that Purchaser may require (collectively, the “Title Policy”). Purchaser shall cause a copy of the Title Commitment to be delivered to Seller.

(b)          Title Company. The Title Company is hereby employed by the parties to act as escrow closing agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(c)          Title Company Actions. The Title Company is authorized to pay, at Closing, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court.

(d)          Title Objections.

(i)          Within five (5) Business Days after Purchaser’s receipt of all of the following: a Title Commitment (including legible copies of all title exceptions listed therein), the Zoning Evidence and the Survey for the Property, but in no event beyond thirty (30) days after the Effective Date, Purchaser shall notify Seller and Title Company in writing (E-Mail is acceptable) of Purchaser’s objection to any exceptions or other title matters shown on a Title Commitment or the related Survey (each, a “Title Objection”). If any Title Objection with respect to the Property that is not a Permitted Encumbrance is not removed or resolved by Seller or Title Company to Purchaser’s satisfaction by at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before Closing Date, to terminate this Agreement, in which event the Earnest Money Deposit shall be refunded immediately to Purchaser and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein. Notwithstanding the foregoing, the definition of “Permitted Exceptions” shall not include and Seller shall (i) satisfy any mortgage or secured monetary lien against the Property voluntarily created by Seller or any judgments recorded against the Property arising from any claim and related court action adversely decided against Seller (including the preparation or filing of appropriate satisfaction instruments in connection therewith) and (ii) pay and/or otherwise cure all (a) open real estate taxes, water (meter) charges and municipal assessments which are due and payable prior to the date of Closing (subject to adjustment, as provided for herein); (b) any other voluntary liens or encumbrances against Seller which are filed against the Property based upon Seller’s written agreement and which have not expired (the foregoing items set forth in (i) and (ii) being hereinafter referred to collectively as “Seller Encumbrance”) by at least one (1) Business Day prior to the Closing Date, and in the event any such Seller Encumbrance is not removed from title to the Real Property within such time period, Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event the Earnest Money Deposit will be returned to Purchaser, Seller shall reimburse to Purchaser any and all reasonable and actual costs incurred by Purchaser through its due diligence investigation of the Property during the Inspection Period, and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(ii)         If any supplement to a Title Commitment or the Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of Purchaser’s objection thereto (each, an “Additional Title Objection”) within five (5) Business Days following receipt of such supplement or revision. If any Additional Title Objection that is not a Permitted Encumbrance is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein. Notwithstanding the foregoing, Seller shall remove any Seller Encumbrance by at least one (1) Business Day prior to the Closing Date, and in the event any such Seller Encumbrance is not removed from title to the Real Property within such time period, Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event the Earnest Money Deposit will be returned to Purchaser, Seller shall reimburse to Purchaser any and all reasonable and actual costs incurred by Purchaser through its due diligence investigation of the Property during the Inspection Period, and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(iii)        Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s disapproval of the matters disclosed by the Title Commitment and related Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 3.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

(iv)        Notwithstanding anything to the contrary set forth in this agreement, any Seller Encumbrance affecting the Property must be paid and satisfied by Seller at Closing, in each case whether or not Purchaser objects thereto, and such items shall be deemed to be included in all Title Objections and Additional Title Objections even if not specifically so included by Purchaser.

(v)          If Seller is unable to convey title to the Real Property free and clear of the lien of any state or local tax, Seller shall be responsible for either paying such tax or providing to the Title Company security (such as a cash deposit) so that the Title Company can issue a Title Policy with respect to the Property to Purchaser free and clear of such liens, whether or not Purchaser includes such liens as a Title Objection or Additional Title Objection.

Section 3.02          Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall make available to Purchaser the following items to the extent the same exist and are in Seller’s possession (collectively, the “Initial Documents”):

(a)          “as-built” plans and specifications for the Real Property;

(b)          a certificate of occupancy (or its jurisdictional equivalent) for the Property;

(c)          all surveys related to the Real Property;

(d)          all environmental reports related to the Real Property (including without limitation, Phase I and Phase II environmental investigation reports);

(e)          all guaranties and warranties in effect with respect to all or any portion of the Property;

(f)          full and complete copies of Existing Lease, any guaranties related thereto, and current rent rolls related thereto and all other agreements related to the Property, together with all amendments and modifications thereof;

(g)          Seller’s and Tenant’s financial statements for the previous three years;

(h)          the completed and executed Questionnaire;

(i)          all property condition reports related to the Real Property;

(j)          a copy of the most current tax bills for each of the Real Property; and

(k)          copies of all material correspondence to and from Seller and Tenant.

In addition to the Initial Documents, Seller shall make available to Purchaser, within a reasonable time after Purchaser’s request, all other documents reasonably related to the ownership, lease and operation of the Property that are under Seller’s reasonable control. The Initial Documents, together with any and all documents actually made available to Purchaser as set forth immediately above, shall be collectively referred to herein as the “Seller Documents.”

Purchaser acknowledges that any and all Seller Documents are provided to Purchaser solely as an accommodation. Purchaser acknowledges that any financial statements and data made available by Seller to Purchaser have been and will be unaudited financial statements and data or abstracts not prepared or reviewed by independent public accountants, and that except to the extent expressly provided herein, with respect to the entirety of the Seller Documents, including, but not limited to any such financial statements and data, Seller makes no representation as to the accuracy or completeness thereof. Purchaser acknowledges that neither Seller nor any Seller Entity or agent thereof has made any representation or warranty as to the accuracy or completeness of the Seller Documents, and shall not be liable for any Losses resulting from Purchaser’s use of, or reliance on, the Seller Documents.

From the date hereof through the Closing Date, Seller shall cooperate, without cost, expense or liability to it, with licensed consultants and professionals selected by Purchaser (collectively, "Purchaser’s Consultants") in the conducting of such tests and investigations as Purchaser shall deem necessary or helpful and cause Seller's employees, agents and representatives to cooperate with Purchaser and Purchaser’s Consultants and Seller shall make said employees, agents and representatives reasonably available for discussions with Purchaser and Purchaser’s Consultants.

Section 3.03         Survey. If Seller does not have possession or control of, or fails to deliver, the surveys referenced in Section 3.02(c) or if such surveys are delivered and either such surveys are not “as built” surveys or are more than two (2) years old, or the Title Company or Purchaser requires updates thereof or revisions thereto, Purchaser may (at its expense) order a survey as required for the Real Property from one or more surveyors selected by Purchaser (collectively, the “Survey”).

Section 3.04         Environmental. If Seller does not have possession or control of, or fails to deliver, the environmental reports referenced in Section 3.02(d), or if such environmental reports are delivered and Purchaser, in its sole discretion, requires updates thereof, Purchaser may (at Purchaser’s expense) order a current complete Phase I environmental investigation report for the Property (and Purchaser shall be responsible for paying for the cost of any damage to the Property caused by any environmental investigation), and, if any environmental investigation report recommends additional subsurface investigation of the Property:

(a)          Seller shall permit Purchaser to perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from one or more environmental inspection companies selected by Purchaser, detailing and analyzing certain aspects of the Property; or

(b)          if available, and only if Seller agrees to do so in its sole discretion, Seller shall procure environmental insurance, in form and substance and with coverage and endorsements acceptable to Purchaser, in lieu of any such additional subsurface investigation (“Environmental Insurance”); provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation or to procure any such Environmental Insurance, Seller shall be deemed to have elected to terminate this Agreement, whereupon, except for those provisions expressly stated to survive termination hereof, the parties’ obligations hereunder shall terminate. The costs of the Environmental Insurance shall be paid by Seller and shall be included as Transaction Costs.

Section 3.05         Valuation. Purchaser may order current site inspections and valuations of the Property from one or more parties selected by Purchaser (the “Valuation”), and Seller shall cooperate with Purchaser by promptly providing to Purchaser Seller Documents and, if required, providing access to the Property to Purchaser or its designee. Purchaser is not obligated to furnish Seller with copies of any Valuation that Purchaser may obtain. Purchaser shall provide Seller with at least two Business Days’ prior notice of the Property inspection by an appraiser so that Seller can coordinate with Tenant.

Section 3.06         Property Condition Reports. With respect to the Property, Purchaser may order current property condition assessments and limited compliance audits as required for the Property from one or more inspection companies selected by Purchaser (collectively, the “Property Condition Report”). The Property Condition Report shall be in form and substance acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser. Purchaser is not obligated to furnish Seller with copies of any Property Condition Report that Purchaser may obtain. Purchaser shall provide Seller with at least two Business Days’ prior notice of the Property inspection by an inspector so that Seller can coordinate with Tenant.

Section 3.07         Zoning. Purchaser may order a zoning report stating that the Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”).

Section 3.08         Tenant Estoppels; Insurance.

(a)           Within five (5) Business Days of the Effective Date, Seller shall request from Tenant an estoppel certificate pursuant to the Existing Lease, in the form required by the Existing Lease or, if no form is prescribed by such Existing Lease, in substantially the form attached hereto as Exhibit G attached hereto (or in such form as reasonably requested by Purchaser’s lender), and which sets forth no matter which is not approved by Purchaser (each such executed estoppel certificate is refer to herein as a “Tenant Estoppel Certificate”) and a Subordination and Non-Disturbance Agreement (“SNDA”) from Tenant, in form reasonably requested form Purchaser’s lender, except that any such SNDA shall not material increase any obligation or materially decrease any rights or benefits of either Landlord or Tenant; and

(b)          At least ten (10) days prior to the scheduled Closing Date, Purchaser shall have received insurance certificates in form satisfactory to Purchaser evidencing that the insurance coverage, limits and policies required to be carried by Tenant under and pursuant to the terms of the Existing Lease are in effect (“Lease Proof of Insurance”).

Section 3.09         Inspections. From the Effective Date and for a period of thirty (30) days thereafter (the “Inspection Period”):

(a)          Purchaser, at Purchaser’s sole cost and expense, may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Property that Purchaser deems reasonably appropriate. Notwithstanding the foregoing, Purchaser may perform intrusive or invasive testing or destructive sampling only upon the prior written consent of Seller in its sole discretion. In the event of such consent, Purchaser shall perform such testing or sampling in as inconspicuous a manner as reasonably possible, and shall return the portion of the Property damaged to substantially the same condition as existed immediately prior to Purchaser’s entry thereon to the extent reasonably practicable. Purchaser shall deliver to Seller, within five (5) days after written request from Seller, copies of all testing and sampling results, analyses and reports generated as a result of Purchaser’s inspections. Purchaser shall maintain in effect commercial general liability insurance fully insuring the activities of Purchaser and its agents on and upon the Property pursuant to this subsection; and

(b)          Seller shall, at all reasonable times:

(i)          upon twenty-four (24) hour prior notice from Purchaser, exercise best efforts to provide, and in no event longer than forty-eight (48) hours from such prior notice actually provide, Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers, with access to the Property, all drawings, plans, specifications and all engineering reports for and relating to the Property in the possession or under the control of Seller, the files and correspondence relating to the Property, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Property; and

(ii)         allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers reasonably necessary (it being understood that Purchaser shall provide Seller with at least two Business Days’ prior notice of any such inspection desired by Purchaser or its agents or designees).

Purchaser shall indemnify, defend and hold harmless Seller from and against any third party claims against Seller arising out of Purchaser’s inspection (other than as to any pre-existing matters discovered and in no way contributed to by a Purchaser during its inspection) and shall repair damage to any of the Property caused by Purchaser’s inspection. This indemnification shall survive the Closing for a period of twelve (12) months, provided that any action to enforce such indemnification obligations is brought within twelve (12) months from the Closing Date.

Section 3.10         Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 3.01(d) and Section 3.04, Purchaser may elect, for any reason or for no reason, so long as Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, to terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein.

ARTICLE IV

CLOSING

Section 4.01         Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall occur thirty (30) days after the expiration of the Inspection Period, but in no event beyond December 30, 2016 (the “Closing Date”); provided, however, Purchaser shall have the right, at its sole discretion, to elect to extend the Closing Date or the Closing until January 16, 2017 upon written notice to Seller and Title Company and delivery of Two Hundred Thousand and No/100 Dollars (“Extension Fee”) to Seller (through Title Company) not less than five (5) Business Days prior to the initial scheduled Closing Date. Upon receipt, Title Company shall immediately disburse the Extension Fee to Seller, which shall be non-refundable to Seller and shall not apply to or otherwise reduce the Purchase Price. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 4.02         Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction (other than Purchaser’s funding to Title Company of the Earnest Money Deposit) by Purchaser shall be contingent upon the delivery by Seller of the executed Transaction Documents, satisfaction of the conditions precedent to Purchaser’s obligation to close set forth herein and in the other Transaction Documents, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 4.03         Possession. Possession of the Real Property, free and clear of all tenants or other parties in possession (except for Tenant in possession pursuant to the Existing Lease), shall be delivered to Purchaser on the Closing Date.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01         Seller.

(a)          Seller represents and warrants to, and covenants with, Purchaser as follows, which representations shall be true and correct as of the Closing Date:

(i)          Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of the state of Delaware, and is qualified to do business in any jurisdiction where such qualification is required. Seller has all requisite power and authority to own and operate the Property purportedly owned by it as set forth on Exhibit A to this Agreement, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(ii)         Enforceability of Documents. Upon execution by Seller of this Agreement and the other Transaction Documents to which Seller is a party, this Agreement and such other Transaction Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(iii)        No Other Agreements and Options. Neither Seller nor any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal or offer or similar right to purchase or lease or option to purchase or lease granted to a third party, other than the Existing Lease, which will:

(A)         prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Property under this Agreement; or

(B)         bind Purchaser subsequent to consummation of the Transaction.

(iv)        No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not:

(A)         violate any provisions of the charter documents of Seller;

(B)         to Seller’s actual knowledge, result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller or the Property is subject or bound, or result in a violation or conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) pursuant to the Existing Lease;

(C)         to Seller’s actual knowledge, result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller, Tenant or the Property; or

(D)         to Seller’s actual knowledge, violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property.

(v)         Compliance. Seller has not received written notice, or is in receipt of written materials, stating that the Real Property or the use thereof is not in compliance with:

(A)         all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property, Tenant or Seller (collectively, the “Legal Requirements”):

(B)         all restrictions, covenants and encumbrances of record with respect to the Property; and

(C)         all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof.

(vi)        Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 5.01(a)(v), Seller is not, and to the best of Seller’s knowledge, no Seller Entity is, currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States; provided that the foregoing shall not include any of the foregoing Persons or any Person if such Person is a shareholder of a publicly traded company.

(vii)       Litigation. To Seller’s actual knowledge, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller, any Seller Entity or any Property.

(viii)      Condition of Real Property. Seller has not received any written correspondence from either Tenant or from a Governmental Authority stating that any part or all of the Real Property is in violation of applicable Legal Requirement or require any repairs or improvements.

(ix)         Intended Use. To Seller’s actual knowledge, the Real Property is used solely for the operation of the Facilities.

(x)          Utilities. To the best of Seller’s actual knowledge, the Real Property is served by sufficient public utilities to permit full utilization of the Property for its intended purposes and all utility connection fees and use charges will have been paid in full.

(xi)         Condemnation; Blighted Areas; Wetlands. Seller has not received notice of condemnation or eminent domain proceedings affecting the Real Property and Seller has no actual knowledge that any such proceedings are contemplated. To the best of Seller’s actual knowledge, the areas where the Real Property is located have not been declared blighted by any Governmental Authority, and no part of the Real Property has been designated by any Governmental Authority as wetlands.

(xii)        Environmental. No Seller Entity has received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, or possible liability of any Person (including without limitation, Tenant) pursuant to any Hazardous Materials law, other environmental conditions in connection with the Real Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(xiii)       Existing Lease. With respect to the Existing Lease:

(A)             To Seller’s actual knowledge, the Existing Lease is in full force and effect and no default by Tenant or Seller has occurred and is continuing (and no event which, with the giving of notice and/or the passage of time, would constitute such a default has occurred and is continuing) pursuant to the Existing Lease. To Seller’s actual knowledge, the Tenant has in place and in force all insurance with the coverages and in the amounts required pursuant to the Existing Lease. To Seller’s actual knowledge, except as disclosed in the Existing Lease or as otherwise disclosed in writing to Purchaser, there are no other agreements, oral or written, relating to or affecting the Property.

(B)             To Seller’s actual knowledge, the information concerning Tenant delivered by or on behalf of Seller to Purchaser is true, correct and complete in all respects.

(C)             To Seller’s actual knowledge, no Insolvency Event has occurred with respect to Seller or Tenant.

(D)             The Existing Lease is more particularly described on Exhibit F.

(E)             There are no leases or written or verbal agreements regarding occupancy, other than the Existing Lease.

(xiv)      Questionnaire, Information and Financial Statements.

(A)         To Seller’s actual knowledge and subject to Section 5.01(c), the Questionnaire and other information concerning Seller Entities delivered by or on behalf of Seller to Purchaser are true, correct and complete in all material respects, and no adverse change has occurred with respect to the information provided in the Questionnaire or other information provided to Purchaser since the date such Questionnaire, financial statements and other information were prepared or delivered to Purchaser. Seller has no actual knowledge that any information contained in such Questionnaire and information is false or inaccurate in any material respect.

(xv)       Solvency. To Seller’s actual knowledge, there is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or a Seller Entity.

(xvi)     RPIES. Seller shall file all Real Property Income and Expense Statements as may be required under applicable law.

(xvi)      Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 6.01 of this Agreement on or prior to the Closing Date.

(b)          All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and shall survive Closing for twelve (12) months following the Closing Date, provided that any action to enforce such representation and/or warranty is brought within twelve (12) months from the Closing Date.

(c)          Except for Seller’s representations and warranties expressly set forth in this Agreement, Purchaser hereby acknowledges and agrees that it is acquiring the Property in its present “AS IS/WHERE IS WITH ALL FAULTS” condition and with all defects and, unless otherwise expressly provided in this Agreement, neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, and Seller specifically negates and disclaims, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning the Property. Purchaser acknowledges and agrees that it will have had ample time to investigate the Property prior to the Closing and to perform any and all reasonable tests on the Property to determine the feasibility of the Property for Purchaser’s intended use thereof and any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability. At Closing, Purchaser shall assume the risk that any adverse matters concerning the Property may not have been revealed by Purchaser’s investigations, and Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller, Seller Entity or any agent thereof from and against any and all Losses arising out of any latent or patent defects or physical conditions, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Property, except for the executory obligations under this Agreement and representations and warranties expressed herein; provided, however, the foregoing provisions shall not apply to any violation of Hazardous Materials Law caused by Seller prior to the Closing or any claims relating to any defects relative to the Property and pertaining to the period prior to the Closing. The terms and provisions of this paragraph shall survive Closing or any termination of this Agreement and shall not merge into any closing documents.

(d)          No claim for a breach of any representation or warranty of Seller, Seller Entity or agent thereof shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to and acknowledged by Purchaser prior to the Closing or was disclosed to Purchaser in the Seller Documents, (ii) except to the extent valid claims for all such breaches collectively aggregate to more than One Hundred Thousand and No/100 Dollars ($100,000.00), or (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the survival period referenced above in Section 5.01(b) and an action shall have been commenced by Purchaser against Seller prior to the termination of such survival period. In no event shall (i) the aggregate liability of Seller to Purchaser with respect to (A) any breach of any representation or warranty of any Seller in this Agreement, and (B) any other claim whatsoever by Purchaser against Seller in connection with this Agreement exceed the Cap (as defined below in this section), or (ii) Seller be liable for consequential, speculative or punitive damages; provided, however, that the foregoing provisions and limitations shall not apply to any claims based upon fraud or intentional misrepresentation. As used herein, except as otherwise expressly set forth immediately above, the term “Cap” shall mean an amount equal to One Million and No/100 Dollars ($1,000,000.00) in the aggregate, except with respect to any claim based upon the gross negligence or willful misconduct of Seller, in which event “Cap” shall mean an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

Section 5.02         Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a)          Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)          Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)          Litigation. To the best of Purchaser’s actual knowledge, there are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)          No Violations. To Purchaser’s actual knowledge, the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not:

(i)          violate any provisions of the charter documents of Purchaser;

(ii)         result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Purchaser is a party or by which Seller is subject or bound, or result in a violation or conflict with, or constitute a default; or

(iii)        violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Purchaser.

(e)          Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 6.02 of this Agreement on or prior to the Closing Date.

(f)          Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Purchaser is not currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States; provided that the foregoing shall not include any of the foregoing Persons or any Person if such Person is a shareholder of a publicly traded company.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and shall survive Closing for twelve (12) months following the Closing Date, provided that any action related to a material breach of any such representations and warranties is brought within twelve (12) months from the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.01         Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a)          Seller shall have delivered to Purchaser or the Title Company, as applicable, the following items at least two (2) Business Days prior to the Closing Date (unless an earlier delivery is required as set forth below):

(i)          The Deed, pursuant to which fee simple interest in the Property is conveyed to Purchaser, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances;

(ii)         Such documents evidencing the legal status and good standing of Seller that may be required by Purchaser and/or the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii)        Fully executed originals of:

(A)         The Existing Lease and any memoranda thereof (the “Memorandum of Lease”) and the existing guaranty, if any, of the Existing Lease;

(B)         an Assignment of Warranties executed by Seller in the form of Exhibit C attached hereto, or if not assignable, evidence satisfactory to Purchaser that it will receive coverage or protection acceptable for the matters covered by such warranties, in either case, to the extent required by Purchaser (the “Assignment of Warranties”);

(C)         a Bill of Sale executed by Seller in form attached hereto as Exhibit B (“Bill of Sale”);

(D)          as to the Existing Lease, an Assignment and Assumption of Lease substantially in the form attached as Exhibit H to this Agreement (the “Assignment and Assumption”), with modifications as may be required by or customary under applicable state law and necessary to conform to the particular facts of the specific Property; and

(E)         all of the other Transaction Documents;

(iv)        the Lease Proof of Insurance (which shall be delivered to Purchaser at least 10 days prior to Closing);

(v)         if a Survey indicates that the Property is within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency, evidence of flood insurance maintained on the Property by Tenant in amounts and on terms and conditions satisfactory to Purchaser;

(vi)        such resolutions of Seller as necessary or reasonably requested by Buyer or Title Company approving the transaction contemplated hereby;

(vii)       Tenant Estoppel Certificate and SNDA as described in Section 3.08(a) of this Agreement, executed by Tenant, in form satisfactory to Purchaser (with regards to this subsection, same shall be delivered no later than ten (10) Business Days prior to Closing);

(viii)      A duly executed “non-foreign” tax affidavit from Seller, in form reasonably acceptable to Purchaser (collectively, the “Non-Foreign Seller Certificate”);

(ix)         Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(x)          All documents required to be delivered by this Agreement and the other Transaction Documents;

(xi)          A duly executed letter addressed to Tenant with respect to the Existing Lease, in form and substance satisfactory to Purchaser, notifying Tenant of the change in ownership and providing an address for future rent payments;

(xii)        An assignment (in recordable form) from Seller to Purchaser of any recorded Memorandum of Lease;

(xiii)       Such further documents as reasonably may be required in order to fully and legally close this Transaction.

(b)          Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy which shall:

(i)          subject to Section 6.01(a)(i), show good and marketable fee simple title in Seller;

(ii)         be in an aggregate amount equal to the Purchase Price;

(iii)        commit to insure Purchaser’s fee simple ownership in the Property subject only to Permitted Encumbrances; and

(iv)        contain such endorsements as Purchaser may require.

(c)          Intentionally Omitted.

(d)          There shall be in full force and effect a valid certificate of occupancy in effect permitting Tenant’s current use and occupancy of the Real Property.

(e)          There shall have been no adverse change in the financial condition of Seller, Tenant, a lease guarantor or the Property from the Effective Date.

(f)          All (i) representations and warranties of Seller set forth herein shall have been true and correct in all material respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

(g)          No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document by Seller.

(h)          All real estate taxes due and payable with respect to the Real Property (whether payable by Tenant or Seller) shall be paid in full.

(i)          At least ten (10) days prior to Closing, Purchaser shall have received evidence of the coverage, limits and policies of Environmental Insurance, if any, to be carried by Tenant under and pursuant to the terms of the Existing Lease, on the forms and containing the information required by Purchaser, as landlord (“Environmental Proof of Insurance”).

Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 6.02         Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a)          Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b)          Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents;

(c)          Purchaser shall have delivered to the Title Company Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d)          Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction;

(e)          No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document by Purchaser; and

(f)          Seller shall have obtained approval of this Agreement from the Board of Directors of First Capital Real Estate Trust Incorporated (“FCRE”) within two (2) Business Days from the Effective Date.

(f)          All (i) representations and warranties of Purchaser set forth herein shall have been true and correct in all material respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

ARTICLE VII

DEFAULTS; REMEDIES

Section 7.01        Seller Default. Each of the following shall be deemed an event of default by Seller (each, a “Seller Event of Default”):

(a)          If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller renders any false statement;

(b)          If Seller fails to perform any of its obligations under this Agreement and fails to cure such failure within five (5) Business Days from receipt of Purchaser’s written notice of such failure; or

(c)          If any Insolvency Event shall occur with respect to Seller Entity.

Section 7.02       Purchaser’s Remedies. In the event of Seller Event of Default, Purchaser shall be entitled to exercise either one of the following exclusive remedies which shall be Purchaser’s exclusive remedies prior to Closing:

(a)          Purchaser may terminate this Agreement and receive a refund of the Earnest Money Deposit by giving written notice to Seller, in which case neither party shall have any further obligation or liability, except for the obligations set forth herein (including without limitation, those set forth in Section 2.05, Section 8.05 and Section 8.06), the provisions which are expressly stated to survive termination of this Agreement and such liabilities as Seller may have for such breach or default; or

(b)          Purchaser may bring an action to require Seller to specifically perform its obligations hereunder. Notwithstanding the foregoing, as a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within one hundred eighty (180) days after Purchaser obtains actual knowledge of the occurrence of Seller’s default. Purchaser agrees that its failure to timely commence such an action for specific performance within such 180-day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property, any such action by Purchaser being deemed to be a slander of title and entitle Seller to damages.

In the event of exercise by Purchaser of either of the remedies set forth in this Section 7.02, Purchaser may recover from Seller all of Purchaser’s out-of-pocket costs and expenses incurred hereunder (including without limitation, the Transaction Costs and any other due diligence costs and reasonable attorneys’ fees and costs), and all other Losses paid or incurred by Purchaser as a result of such breach or default.

Section 7.03         Purchaser’s Remedies Cumulative. Notwithstanding any provision contained herein, Purchaser’s remedies set forth in Article VII are exclusive, cumulative and shall survive termination of this Agreement and the exercise of any one or more of the remedies provided for herein.

Section 7.04         Purchaser Default. Each of the following shall be deemed an event of default by Purchaser (each, a “Purchaser Event of Default”):

(a)          If any representation or warranty of Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Purchaser renders any false statement;

(b)          If Purchaser fails to perform any of its obligations under Section 6.02 of this Agreement and fails to cure such failure within five (5) Business Days from receipt of Seller’s written notice of such failure; or

(c)          if any Insolvency Event shall occur with respect to Purchaser.

Section 7.05       Seller’s Sole Remedy. In the event of any Purchaser Event of Default, Seller’s sole remedy shall be to terminate this Agreement by giving written notice to Purchaser, in which event Seller shall retain the Earnest Money Deposit as liquidated damages (and not as a penalty).

ARTICLE VIII

MISCELLANEOUS

Section 8.01        Transaction Characterization.

(a)          The parties intend that all components of the Transaction shall be considered a single integrated transaction and shall not be severable.

(b)          The parties intend that the conveyance of the Property to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deed, Seller will have no legal or equitable interest or any other claim or interest in any Property. The parties also intend for the Existing Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Existing Lease are those of a true lease. Neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)          Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 8.01.

Section 8.02         Risk of Loss.

(a)          Condemnation. If, prior to Closing, action is initiated to take any of the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Seller shall giver Purchaser prompt written notice of the commencement of such action and Purchaser may elect at or prior to Closing, to:

(i)          terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 2.05); or

(ii)         proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b)          Casualty. Seller shall give Purchaser prompt written notice of any Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, do not elect to fully repair, Purchaser may elect at or prior to Closing, to:

(i)          terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 2.05); or

(ii)         consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by such Seller to repair or restore the Property, which shall be payable to such Seller upon such Seller’s delivery to Purchaser of satisfactory evidence thereof) shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Tenant’s (or Seller’s, as the case may be) deductible at Closing.

(c)          Maintenance of Property and Insurance. From the Effective Date until Closing, Seller shall take such reasonable and necessary action to continue to cause Tenant to (A) maintain the Property or cause the Property to be maintained in good condition and repair, all in accordance with the Existing Lease, (B) maintain all insurance for the Property in accordance with the Existing Lease, and (C) comply in all respects with all other provisions of the Existing Lease which are required to be complied with by Landlord.

Section 8.03       Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) facsimile transmission, (d) E-Mail or (e) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of facsimile or E-Mail transmission, if delivered by facsimile or E-Mail, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	First Capital Real Estate Trust, Inc. 60 Broad St. 34th Floor New York City, New York Attn: Suneet Singal Telephone: (800) 489-4465 Facsimile: (212) 202-5063 E-Mail: s@firstcapitalre.com
With a copy to:	Downey Brand LLP 621 Capitol Mall, 18th Floor Sacramento, CA 95814 Attn: Anthony A. Arostegui Telephone: (916) 520-5504 Facsimile: (916) 520-5904 E-Mail: aarostegui@DowneyBrand.com
If to Purchaser:	EBF Tilden Avenue, LLC 111 Broadway, 20th Floor New York, NY 10006 Attention: Neil Simon, Esq Telephone: (212) 266-8240 Facsimile: _____________________ E-Mail: nsimon@fbelimited.com

With a copy to:	Jeffrey Zwick & Associates, P.C. 266 Broadway, Suite 403 Brooklyn, New York 11211 Attention: Jeffrey Zwick, Esq. Telephone: (718) 513-2050 ext 123 Facsimile: (718) 513-2060 E-Mail: jeffrey@jzlegal.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a written notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 8.04         Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to any an Affiliate without notice to, or consent of, Seller. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder, Purchaser shall remain liable hereunder.

Section 8.05         Intentionally Omitted.

Section 8.06         Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except that Seller represents to Purchaser that Seller has retained Elli Klapper, CBRE as Seller’s broker, whose commission shall be paid by Seller at Closing pursuant to a separate agreement between Seller and such broker. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 8.06 shall survive Closing or termination of this Agreement.

Section 8.07         Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 8.08         Disclosures. Except as expressly set forth in Section 8.07 and Section 8.16 and this Section 8.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 8.09         Time is of the Essence. Subject to any provision herein requiring specific timing of performance or satisfaction thereof, the parties hereto expressly agree that time is of the essence with respect to this Agreement

Section 8.10         Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 8.11         Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any prior or future occasion.

Section 8.12         Purchaser’s and Seller’s Liability.

(a)          Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Purchaser, that:

(i)          there shall be absolutely no personal liability on the part of any director, officer, manager, partner, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement;

(ii)         Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, partners, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser; and

(iii)        Seller shall look solely to the assets of Purchaser and/or any assignee of Purchaser for the satisfaction of each and every remedy of Seller in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever, subject to the other provisions of this Agreement which may limit recourse of Seller against Purchaser to the Earnest Money Deposit.

(b)          Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement, that:

(i)          there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Seller with respect to any of the terms, covenants and conditions of this Agreement;

(ii)         Purchaser waives all claims, demands and causes of action against Seller’s directors, officers, managers, members, partners, employees and agents in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller; and

(iii)        Purchaser shall look solely to the assets of Seller for the satisfaction of each and every remedy of Purchaser in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, such exculpation of liability to be absolute and without any exception whatsoever.

Section 8.13         Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 8.14         Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction, and this Agreement and the other Transaction Documents, are entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Each of Seller and Purchaser was represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 8.15         Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 8.16         Securitizations and Other Transactions. As a material inducement to Purchaser’s willingness to complete the Transaction, Seller hereby acknowledges and agrees that Purchaser may, from time to time and at any time:

(a)          advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and

(b)          engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws:

(i)          the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of any Property, the Existing Lease or any other Transaction Document, Purchaser’s right, title and interest in any Property, any Existing Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or

(ii)         a securitization and related transactions.

Section 8.17         Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled. The provisions of this Section 8.17 shall survive Closing.

Section 8.18         Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser:

(a)          this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent. Seller shall not issue any press release or other public disclosure using the name, logo or otherwise referring to Purchaser any of its affiliates or the Transaction without the prior written consent of Purchaser, in Purchaser’s sole and absolute discretion. During the term of this Agreement, Seller and Seller’s agents and representatives shall not show, offer, market or negotiate to sell the Property or any portion thereof or any interest therein to any party other than Purchaser, nor will Seller conduct discussion with any other party with respect to same. Seller and Seller’s agents and representatives shall keep this Agreement confidential, and shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, disclose the existence or terms of this Agreement to any other Person (other than to Seller’s accountants, attorneys, or agents who need to know and whom Seller has directed to treat such information as confidential). The terms of this Section shall survive Closing under this Agreement.

(b)          the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements; and

(c)          this Agreement may only be amended by a written agreement executed by Purchaser and Seller.

The provisions of this Section 8.18 shall survive the Closing.

Section 8.19         Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of New York. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State where the Property is located in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Seller or Purchaser to commence any proceeding in the federal or state courts located in the state or states in which the Property is located to the extent Seller or Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 8.20         Separability; Binding Effect; Governing law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 8.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the State of New York, without giving effect to any state’s conflict of laws principles.

Section 8.21         TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 8.22         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

Section 8.23         Local Law Provisions. Seller shall be responsible for complying (at its expense) with any local law requirements (such as required inspections) which are conditions for the conveyance of the Property. In addition, the following local law provisions shall apply:

(a)          If any local law requires an inspection of the Real Property or a certificate from a local municipality, Seller shall be required to undertake and pay for such inspection and/or shall obtain such certificate and pay for the same.

Section 8.24         Bulk Sales Compliance.

(a)          Purchaser shall comply with all applicable bulk sales laws and Seller shall reasonably cooperate in connection with such compliance

(b)          Intentionally Omitted.

(c)          Intentionally Omitted.

Section 8.25         1031 Exchange. Seller and/or Purchaser may close this transaction as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations.  The exchanging party shall bear all costs of its exchange.  The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange.  The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed this Transaction as part of a like-kind exchange.  Anything in this section to the contrary notwithstanding: (a) no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; (b) in no event shall any party be required to take title to any exchange or replacement property; (c) in no event shall completion of any such exchange be a cause or excuse for any delay in the Closing; and (d) no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

Section 8.26         Seller’s Knowledge. As used in this Agreement, the phrase “Seller’s actual knowledge” or similar phrases means the actual, present, conscious knowledge of those persons currently employed by Seller that have performed services involving or matters relative to the Property, without any duty of investigation or inquiry, and shall not include any constructive, imputed or implied knowledge; provided, however, under no circumstances shall any such individual have any personal liability whatsoever in connection with any representation or warranty set forth herein. Without limiting the foregoing, Purchaser acknowledges that the individuals to which this Section applies have not performed and are not obligated to perform any review or investigation of any files or other information in Seller’s possession, or to make any inquiry of any individuals or entities, or to take any other actions in connection with the representations and warranties set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of any of the individuals to which this Section applies or of any other individual or entity shall be imputed to the individuals to which this Section applies.

Section 8.27         Assignment of Mortgage. Purchaser may, at Purchaser’s discretion, seek an assignment of existing mortgage with respect to the transaction contemplated by this Agreement at Purchaser’s sole cost and expense. If Purchaser requests Seller’s assistance in arranging for an assignment of the existing mortgage to Purchaser’s lender, then Seller shall ask the existing mortgagee to assign the mortgage, to the Purchaser’s lender designated by the Purchaser. Seller makes no representation or warranty that an assignment of existing mortgage is or will be available to Purchaser and in no event shall Purchaser’s ability (or inability) to obtain an assignment of existing mortgage be a condition precedent to Closing. In the event that Purchaser seeks an assignment of existing mortgage, Purchaser shall satisfy any and all obligations with respect to an assignment of existing mortgage on or before the date that is five (5) Business Days prior to the expiration of the Inspection Period. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Losses of Seller arising from any assignment of existing mortgage sought or procured by Purchaser.

[Remainder of page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

EBF TILDEN AVENUE, LLC,

a Delaware limited liability company

By:	/s/ Yehoshua Fruchthandler
Name:	Yehoshua Fruchthandler
Title:	Authorized Signatory

[Remainder of page intentionally left blank; signature page to follow]

SELLER:

2520 TILDEN FEE, LLC,

a Delaware limited liability company

By:	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Authorized Signatory

Exhibits:

A:	Legal Description / Property Address
B:	Form of Bill of Sale
C:	Form of Assignment of Warranties
D:	Questionnaire
E:	Description of Facilities
F:	Existing Lease
G:	Form of Estoppel Certificate
H:	Assignment and Assumption of Lease
I:	Form of Deed

EXHIBIT A

LEGAL DESCRIPTION

A-1

EXHIBIT B

BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration (including the Purchase Price), the receipt and sufficiency of which are hereby acknowledged, 2520 TILDEN FEE, LLC, a Delaware limited liability company (“Seller”), does hereby assign, grant, bargain, sell, transfer, convey, and deliver to _______________________ (“Purchaser”), all of Seller’s right, title and interest in and to the assets of Seller (collectively, the “Assets”) described on Exhibit A attached hereto and incorporated herein by reference, to have and to hold the same by Purchaser and its successors and assigns.

Seller represents and warrants that it holds title to the Assets free and clear of any and all Liens. Except for the foregoing representation and warranty, Seller transfer the Assets, “As Is”, “Where Is” and “With All Faults” and without recourse.

Capitalized terms used in this Bill of Sale and in Exhibit A attached hereto and not otherwise defined herein or therein shall have the meaning ascribed thereto in that certain Purchase and Sale Agreement, dated as of November __, 2016, as amended, between Seller and Purchaser (the “Purchase Agreement”).

[Remainder of page intentionally left blank; signature page to follow]

Executed as of _____________, 2016.

SELLER:

2520 TILDEN FEE, LLC,

a Delaware limited liability company

By:
Name:
Title:

Exhibit A

to Bill of Sale

Assets

All of Seller’s right, title and interest in and to all fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in or on any of the land or improvements with respect to the Real Property (as defined in the Purchase Agreement), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), light poles, incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting (including any hydraulic lifts), cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and above-ground fuel storage tanks), signs, canopies, motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, but excluding all USTs, sinks, fire extinguishers and furniture presently located on the Real Property.

EXHIBIT C

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of _______________________________, 2016 by and between 2520 TILDEN FEE, LLC, a Delaware limited liability company (“Assignor”) and _________________________ (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of October __, 2016, as amended, by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto owned by Assignor, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.          Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof. Assignee hereby accepts the foregoing assignment of guaranties and warranties.

2.          Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3.          Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

C-1

4.          Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

2520 TILDEN FEE, LLC,

a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

C-2

EXHIBIT D

EBF TILDEN AVENUE, LLC

QUESTIONNAIRE

Please complete this Questionnaire promptly and return it to:

EBF Tilden Avenue, LLC
111 Broadway, 20th Floor

New York, NY 10006
Attention: Yehoshua Fruchthandler

________________________ (“Purchaser”) cannot complete its underwriting and credit analysis in connection with the contemplated transaction until it has received a completed and executed copy of this Questionnaire from you.

SELLER

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

ALL TENANTS LOCATED AT SUBJECT PROPERTY OR PROPERTIES

(Attach additional sheets if necessary)

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

GUARANTORS

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

EQUITY OWNERS1 (Attach additional sheets if necessary) Complete this Equity Owners section for all Equity Owners of Seller, a lease guarantor and Tenant.

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

1 “Equity Owners” are defined as:

•	Each person or entity having an equity interest of 10% or more in Seller, a lease guarantor or a Tenant;
•	Each general partner (regardless of equity interest percent) of a general partnership or limited partnership and each person or entity having an equity interest of 10% or more in the general partner of the general partnership;
•	Each managing member of a limited liability company (regardless of equity interest percent) and each person or entity having an equity interest of 10% or more in the managing member of the limited liability company;
•	Individual or entity who signs a promissory note, loan guaranty or similar instrument;
•	If a trust, please contact Purchaser for instructions on ownership information to be supplied on this form.

The undersigned represents to Purchaser and its affiliates that the foregoing information is complete and accurate.

The undersigned hereby acknowledges that Purchaser and its affiliates may obtain credit reports on any of the companies or individuals listed above and by its signature below acknowledges and consents to the acquisition and use of such information as part of its credit decision.

Signature:

Printed Name:

Title:

Entity:

Date:

EXHIBIT E

DESCRIPTION OF faCILITIES

E-1

EXHIBIT F

EXISTING LEASE

F-1

EXHIBIT G

EBF Tilden Avenue, LLC
111 Broadway, 20th Floor

New York, NY 10006
Attention: Yehoshua Fruchthandler

TENANT ESTOPPEL CERTIFICATE

Lease:	Lease dated as of _______________ between ________________ (“Landlord”) and __________________.

Tenant: ______________________________

Property: 2520 Tilden Avenue, Brooklyn, New York (the “Demised Premises”).

The undersigned, ______________________________ (“Tenant”), the tenant pursuant to the lease described above, a copy of which, along with all assignments thereof, if any, is attached hereto as Exhibit A (the “Lease”), hereby certifies to __________________, its successors and assigns (“Purchaser”), and any lender providing financing for the Demised Premises, that as of the date hereof:

1.          The Lease represents the entire agreement between Landlord and Tenant relating to the Demised Premises, and the Lease is in full force and effect and is a valid and binding obligation of Tenant.

2.          Neither the Lease nor any interest thereunder has been assigned or mortgaged by Tenant.

3.          The primary term of the Lease commenced on ____________ and continues through ______________. The Lease contains __________ (__) renewal options of ______ (__) years each. Tenant has no early termination rights [except as specifically set forth in Section __ of the Lease].

4.          The current monthly base rent (exclusive of Tenant’s share of taxes and insurance payments), [which is defined in the Lease as “_________,”] is $___________. The last payment of [monthly rent] in the amount of $__________ was paid to Landlord (for the month of ______ 2016) and there is no unpaid [rent] for any prior period. [If there is any other “rent” payable, add a description]

5.          Tenant has agreed to pay ____% of all real estate taxes for the Demised Premises. Tenant [is/is not] required to pay monthly real estate tax installment payment to Landlord. [For the calendar year 2016 such monthly real estate tax payment is $___________; the last monthly payment was made to Landlord on ___________, 2016 which was the payment due on ________, 2016; and Tenant in not in default of its obligation to make such monthly payments.]

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6.          Tenant has in place and in force all insurance with the coverages and in the amounts required to be maintained by Tenant pursuant to the Lease.

7.          Tenant has paid to Landlord a security deposit in the amount of $_____________ and Tenant has not received any return of all or a portion of such security deposit.

8.          As of this date, Tenant has not given Landlord notice of any uncured violation by Landlord of the Lease or notice of Tenant’s intent to vacate the Demised Premises, and Tenant is not, and to Tenant’s knowledge Landlord is not, in default under any of the terms, conditions, provisions or agreements of the Lease. Tenant has no offsets, claims or defenses (a) against Landlord or (b) to the enforcement of the Lease. Landlord has paid any and all tenant improvement costs and/or obligations due or to become due under the Lease. No sums are due by Landlord to Tenant.

9.          Tenant has no purchase options or rights of first refusal to purchase the Demised Premises or any part thereof [except pursuant to section __ of the Lease].

10.        The only interest of Tenant in the Demised Premises is that of a tenant pursuant to the terms of the Lease.

11.      Tenant is the sole owner and holder of the leasehold estate created by the Lease. Tenant has not subleased any portion of the Demised Premises.

12.       There are no actions, whether voluntary or otherwise, pending against Tenant under any insolvency, bankruptcy or other debtor relief laws.

13.       Tenant has executed this Certificate with the understanding that Purchaser is contemplating acquiring the Demised Premises and that if Purchaser acquires the Demised Premises, Purchaser (and its successors and assigns) and any lender financing or refinancing the Demised Premises will do so in a material reliance on this Certificate. This Certificate may not be amended or revoked without Purchaser’s written consent.

By
Name:
Title:

Dated: _____________, 2016

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EXHIBIT H

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), is made as of ____________, 2016 by and between 2520 TILDEN FEE, LLC, a Delaware limited liability company (“Assignor”) and _____________________ (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of October __ 2016, by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto owned by Assignor, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee the Assignor’s/landlord’s interest in the lease (and associated guaranties, if any) affecting the Property described on Exhibit A attached hereto (collectively, the "Lease Agreement"), and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.          Assignment. Assignor hereby assigns, transfers and conveys to Assignee, all right, title and interest of Assignor as landlord under the Lease Agreements. Assignor shall remain liable for the performance of any obligation required to be performed by the landlord under the lease for all periods prior to the date hereof. The original signed counterpart of the Lease Agreement, or copies thereof, if no originals are available, together with any and all supplements and amendments thereto, have been delivered to Assignee herewith.

2.          Assumption. Assignee, by acceptance of this Assignment and the Lease Agreement, hereby assumes and agrees to keep, observe and perform all of the covenants, conditions, terms and provisions under the Lease Agreement to be kept, observed and performed by the landlord thereunder from and after the date hereof.

3.          Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.          Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.          Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

2520 TILDEN FEE, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit A

EXHIBIT I

Form of Deed

DEED	Dated: [_______________ ____], 20__
2520 TILDEN FEE, LLC, a Delaware limited liability company,	Record and return to: _________________________ _________________________ _________________________ Attention: ________________
Grantor, TO
__________________, a ______________________,

Grantee.

Form of Deed

Prepared By:

Downey Brand LLP
621 Capitol Mall, 18th Floor
Sacramento, CA 95814
Attn: Anthony Arostegui

THIS DEED is made on [__________________] [____], 20__, between:

2520 TILDEN FEE, LLC, a Delaware limited liability company, having an address at c/o First Capital Real Estate Trust, Inc., 60 Broad St. 34th Floor, New York City, New York (hereinafter referred to as the “Grantor”), and

______________________, a ___________ limited liability company, having an address at __________________________ (hereafter referred to as the “Grantee”).

The words “Grantor” and “Grantee” shall mean all Grantors and all Grantees listed above.

Transfer of Ownership. The Grantor grants and conveys (transfers ownership of) the property described below to the Grantee. This transfer is made for the sum of TWELVE MILLION AND 00/100 DOLLARS ($31,000,000.00). The Grantor acknowledges receipt of this money.

Property. The property consists of the land and all the buildings and structures on the land in the borough of Brooklyn in the City of New York, County of Kings and State of New York. The legal description is attached hereto as Schedule “A” and is incorporated herein by this reference.

BEING the same premises conveyed to Grantor by Deed from [___________________ dated _________________, and recorded on _____________ in Deed Book __________, Page ___________] in the Office of the Clerk of Kings County, New York.

TO HAVE AND TO HOLD the premises herein granted upon the party of the second part, together with its successors and assigns forever.

SUBJECT to land use laws, easements, conditions and restrictions of record set forth on Schedule “B” attached hereto and made a part hereof.

[The remainder of this page is intentionally left blank; signatures contained on the following page]

IN WITNESS WHEREOF, the Grantor signs this Deed as of the date at the top of the first page.

ATTEST:	2520 TILDEN FEE, LLC,
a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

[The remainder of this page is intentionally left blank; acknowledgement contained on the following page]

STATE OF __________________	)
)ss.
County of ________________	)

On this _________ day of ___________, 20__, before me, the undersigned, a Notary Public in and for said County and State, personally appeared _________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he (she) executed the same in his (her) authorized capacity, and that by his (her) signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

_________________________________

Name Printed: _____________________

Notary Public in and for said County and State

My Commission expires: ______________________

(SEAL)

[NOTE TO SELLER: TITLE COMPANY TO CONFIRM THE FORM OF DEED AND ACKNOWLEDGMENT ARE ACCEPTABLE]

SCHEDULE “A”

Legal Description

SCHEDULE “B”